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                                                                    Exhibit 99.1

Contact:  Charles A. Bowman
          704-752-4452

              E-mail:  investor@spx.com


               SPX CORPORATION ANNOUNCES OFFERING OF $250 MILLION
                            OF SENIOR UNSECURED NOTES

     CHARLOTTE, NC -- December 6, 2002 -- SPX Corporation (NYSE:SPW) has announced that it will file today with the Securities and Exchange Commission a preliminary prospectus supplement relating to a new issue by SPX Corporation of $250 million aggregate principal amount of senior unsecured ten-year notes under SPX's existing base shelf prospectus. SPX intends to use the net proceeds from the offering, together with available cash and borrowings under a proposed refinancing of its senior credit facility, to refinance the Tranche A term loan of its senior credit facility, reduce the amount of the Tranche B and C term loans of its senior credit facility and for general corporate purposes, including the possible repayment of debt.

     The offering will be managed by a group led by J.P. Morgan Securities Inc. and other institutions. The preliminary prospectus supplement relating to this offering, as well as SPX's Internet home page, contains updated financial and other information regarding SPX. A copy of the preliminary prospectus supplement and related base shelf prospectus may be obtained from J.P. Morgan Securities Inc. at 34 Exchange Place, Plaza 2, 4th Floor, Jersey City, New Jersey 07311,
Attention: Prospectus Department, Facsimile: (201) 524-8072. These documents are being filed today with the Securities and Exchange Commission and will also be available over the Internet from the SEC's website at http://www.sec.gov.

     This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which the offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Any offering will be made only by means of a prospectus supplement and related base prospectus.

     SPX Corporation is a global provider of technical products and systems, industrial products and services, flow technology and service solutions. The Internet address for SPX Corporation's home page is www.spx.com.